AGREEMENT TO
                       ALLOCATE RECOVERIES
                       UNDER FIDELITY BOND

     THIS AGREEMENT is made as of September 30, 2011 by and between Thornburg Investment Trust, a Massachusetts business trust (the "Trust"), Thornburg Investment Management, Inc., a Delaware corporation ("TIM"), and Thornburg Securities Corporation, a
Delaware corporation ("TSC").

                             RECITALS

     1. The Trust, TIM and TSC are insureds under a certain
Financial Institution Investment Company Asset Protection Bond, issued by Federal Insurance Company, providing for bonding of certain persons (the "Bond").

     2. Rule 17g-1(f) under the Investment Company Act of 1940 requires that each person named as an insured in a joint insured bond covering investment companies must enter into an agreement providing for allocations of recoveries under the Bond.

     3. The parties seek to comply with the foregoing Rule, and further seek to provide for a fair and equitable means for allocating among themselves any recovery under the Bond.

                             AGREEMENT

     IN CONSIDERATION of the foregoing, and of the covenants hereinafter set forth, the parties agree as follows:

     1. Allocation of Recovery. In the event that a recovery is received under the Bond as a result of a loss by only one party, that recovery will be allocated to and delivered to that party. If a recovery is received under the Bond as a result of a loss by more than one party, and the recovery equals the aggregate loss, the recovery will be allocated among the parties to the extent of their respective losses. If a recovery is received under the Bond as a result of a loss by more than one party, and the loss exceeds the recovery, the recovery will first be allocated to the Trust to the extent of the lesser of (i) that party's respective loss, or (ii) the amount of minimum bonding coverage required for that party under Rule 17g-1(d)(1) under the Investment Company Act of 1940. Any excess of recovery after the allocation described in the preceding sentence will be allocated among the parties in proportion to the parties' respective losses not reimbursed under the preceding sentence or by other persons.

     2. Term of Agreement. This Agreement shall continue so long as the parties are named insureds under the Bond or any policy which replaces the Bond, except that any party may terminate this Agreement upon written notice to the other party, delivered or mailed by certified mail, return receipt requested, at least 60 days before the termination is to become effective. No such termination shall be effective as to any recovery for any event occurring before the termination.

     3. Additional Acts. Each party agrees with the other that it shall perform such reasonable acts, including the delivery of funds and the execution and delivery of instruments, agreements or other documents, which may be necessary to effectuate the purposes of this Agreement.

     4. Applicable Law. To the extent that this Agreement is not otherwise governed by the federal securities laws, it shall be interpreted in accordance with the laws of the State of New
Mexico.

     IN WITNESS WHEREOF, the parties have caused the execution of this Agreement as of the date first set forth above.


                        THORNBURG INVESTMENT TRUST

                             /s/ George Strickland
                        ---------------------------------
                        By:  George Strickland
                        Its: Vice President


                        THORNBURG INVESTMENT MANAGEMENT, INC.

                            /s/ Brian McMahon
                        ---------------------------------
                        By:  Brian McMahon
                        Its: Chief Executive Officer and President


                        THORNBURG SECURITIES CORPORATION

                            /s/ Leigh Moiola
                        ---------------------------------
                        By:  Leigh Moiola
                        Its: Vice President